Exhibit 99.1

Bion Applies for Initial Organic Certification

March 12, 2020. New York. New York. Bion Environmental Technologies, Inc. (OTC QB: BNET), a developer of advanced livestock waste treatment and resource recovery technology, announced today that it has submitted its initial application to the Organic Materials Review Institute (OMRI). Bion is seeking OMRI certification of the ammonium bicarbonate, recovered in its third generation (3G) waste treatment platform, for use as a nitrogen fertilizer in the production of organic crops.

Bion’s patented 3G technology platform was developed to allow naturally occurring ammonium and bicarbonate in the waste stream to be captured and concentrated into a readily available nitrogen fertilizer product. Bion’s initial product is a liquid fertilizer in the form of an ammonium bicarbonate solution, with none of the other salt, iron or other minerals contained in the livestock waste stream. Bion’s ammonium bicarbonate will be produced without chemicals or additives from outside the waste stream and Bion is confident both the process and its products are in accordance with strict OMRI standards.

In February 2020, per its efforts, Bion was notified that ammonium bicarbonate had been approved by the Association of American Plant Food Control Officials (AAPFCO) for use as a fertilizer in the United States. While it had a long history of use as a fertilizer, that use all but ceased in the U.S. years ago, with the advent of cheaper synthetic fertilizers. Certification of Bion’s ammonium bicarbonate for use in organic production will represent a significant increase in its value as a fertilizer. Organic sales in the U.S. hit a record $52.5 billion in 2018, making it the fastest growing segment of American agriculture.

Bion’s unique ability to capture and concentrate ammonium bicarbonate represents a ‘next step’ in maintaining good soil health and balance. Today, about half of U.S. crops are fertilized with manure; the problem is, we now know that up to 75 percent of the nitrogen in that manure is lost to the environment, so it is not available to the crops. Therefore, greater amounts of manure must be applied to achieve the desired nitrogen levels, which often results in the overapplication of phosphorus. By separating the phosphorus from the nitrogen, they can now both be precision-applied at their appropriate agronomic rate to maintain the proper nutrient balance in the soil.

The ammonium bicarbonate captured and upcycled by Bion contains the same volatile nitrogen that is now one of the largest sources of nutrient pollution in the U.S., which US EPA calls one of “America's most widespread, costly and challenging environmental problems.” The highly mobile and reactive nitrogen in ammonia from livestock waste is especially problematic, fueling algae blooms that are increasingly toxic, dead zones, and contamination of aquifers/ drinking water with nitrates. Volatile nitrogen is also the primary cost-driver in dealing with watershed-wide nutrient management decisions affecting billions of dollars in clean water spending. Bion’s process converts this environmental disaster into a high-impact and cost-effective strategy for overall soil and water health throughout the watershed.

Craig Scott, Bion’s director of communications, stated, “Bion’s 3G tech platform plugs a gaping hole in the agricultural nutrient cycle, one that has major impacts on America’s air, water and soil health. The process is also highly energy efficient, which means we are returning a natural form of nitrogen to the marketplace to help plug that hole – at a tiny fraction of the carbon footprint created by commercial nitrogen fertilizer production. Bion’s technology, and it’s closed-loop business model, demonstrate the compatibility between modern agriculture, organic principles, and environmental and economic sustainability.”

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Bion provides comprehensive treatment and resource recovery for animal waste from livestock production facilities. The technology platform achieves dramatic verified reductions in environmental impacts, including nutrients (nitrogen and phosphorus), ammonia, greenhouse and other gases, as well as pathogens in the waste stream. The platform simultaneously improves resource and operational efficiencies through the production of renewable energy, high-value coproducts and sustainable branding opportunities. For more information, see Bion’s website, www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words ‘seeking’, ‘will’, ‘confident’ and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact Information:

Craig Scott

Director of Communications

303-843-6191 direct